Exhibit 99.1

Simpson Manufacturing Co., Inc. Announces Fourth Quarter Earnings

          DUBLIN, Calif., Jan. 25 /PRNewswire-FirstCall/ -- Simpson Manufacturing Co., Inc. (NYSE: SSD) (the “Company”) announced today that its 2004 fourth quarter net sales increased 25.8% to $167,741,760 as compared to net sales of $133,372,808 for the fourth quarter of 2003. Net income increased 32.1% to $17,560,334 for the fourth quarter of 2004 as compared to net income of $13,298,225 for the fourth quarter of 2003. Diluted net income per common share was $0.36 for the fourth quarter of 2004 as compared to $0.27 for the fourth quarter of 2003. In 2004, net sales increased 27.3% to $698,053,226 as compared to net sales of $548,181,933 in 2003. Net income increased 34.6% to $81,508,343 in 2004 as compared to net income of $60,562,224 in 2003. Diluted net income per common share was $1.67 in 2004 as compared to $1.21 in 2003.

          In the fourth quarter of 2004, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the western region, excluding California, and the southern region. Simpson Strong-Tie’s fourth quarter sales increased 29.1% over the same quarter last year, while Simpson Dura-Vent’s sales increased 10.1%. Lumber dealers and dealer distributors were the fastest growing Simpson Strong-Tie sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Engineered wood products and seismic and high wind products had the highest percentage growth rates in sales, while core products, which include joist hangers and column bases, also showed solid growth. Sales of Simpson Strong-Tie’s recently acquired Quik Drive product line were also strong, contributing just under four percentage points to the increase in Simpson Strong-tie sales during the quarter. Sales of Simpson Dura-Vent’s chimney, pellet vent and gas vent products increased compared to the fourth quarter of 2003, while sales of its Direct-Vent products were flat.

          Income from operations increased 29.1% from $21,453,690 in the fourth quarter of 2003 to $27,690,969 in the fourth quarter of 2004 and gross margins decreased from 38.6% in the fourth quarter of 2003 to 38.2% in the fourth quarter of 2004. This decrease was primarily due to increased material costs, mainly steel, the cost of which continued to increase, partially offset by improved absorption of overhead costs resulting from increased sales volume. To reduce the effect of the rising steel prices in 2004 and to avoid possible shortages in supply, the Company purchased additional steel at the end of 2003 and in 2004. In addition, the Company has had two sales price increases in 2004, and another in January 2005, to offset the rising cost of steel.

          Selling expenses increased 21.5% from $13,382,124 in the fourth quarter of 2003 to $16,262,224 in the fourth quarter of 2004, primarily due to increased costs associated with the addition of sales personnel, including those associated with the acquisition of the assets of Quik Drive, U.S.A., Inc. and Quik Drive Canada, Inc. and 100% of the equity of Quik Drive Australia Pty. Limited (collectively “Quik Drive”), of approximately $1,800,000. General and administrative expenses increased 20.7% from $16,618,758 in the fourth quarter of 2003 to $20,052,359 in the fourth quarter of 2004. This increase was due in part to an increase in cash profit sharing of approximately $700,000, as a result of higher operating income, and an increase in pre-tax stock compensation expenses of approximately $700,000. The increase was also partially due to increased administrative overhead costs totaling approximately $500,000, including such costs associated with the acquisition of Quik Drive. In addition, professional service expenses were higher by approximately $900,000, due in part to higher fees associated with compliance with the Sarbanes-Oxley Act of 2002, and bad debt expense was higher by approximately $300,000 relative to the same quarter last year, primarily due to a customer who declared bankruptcy earlier in the year. The tax rate was 36.9% in the fourth quarter of 2004, down from 38.9% in the fourth quarter of 2003. The decrease was primarily due to tax credits in an enterprise zone related to the expansion of the Company’s facilities in Stockton, California, and tax credits related to research and development costs.

          In 2004, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the southern region, the western region, excluding California, and the northeastern region. Simpson Strong-Tie’s sales increased 29.8% in 2004, while Simpson Dura-Vent’s sales increased 11.9%. Lumber dealers, dealer distributors and contractor distributors were the fastest growing Simpson Strong-Tie sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Engineered wood products and seismic and high wind products had the highest percentage growth rates in sales, while core products showed solid growth. Sales of Simpson Dura-Vent’s pellet vent, chimney and gas vent products increased compared to 2003, while sales of its Direct-Vent products were flat.

          Income from operations increased 33.8% from $98,072,932 in 2003 to $131,216,836 in 2004 and gross margins increased from 39.8% in 2003 to 40.2% in 2004. This increase in gross margins was primarily due to improved absorption of overhead costs resulting from increased sales volume, partially offset by an increase in material costs, mainly steel, the cost of which continued to increase during 2004 as discussed above.

          Selling expenses increased 18.5% from $49,668,567 in 2003 to $58,869,241 in 2004, primarily due to increased costs associated with the addition of sales personnel, including those related to the acquisition in May 2003 of MGA Construction Hardware & Steel Fabricating Limited and MGA Connectors Limited (collectively, “MGA”) and the acquisition in October 2004 of Quik Drive, as well as increased cost associated with promotional activities totaling approximately $5,100,000. General and administrative expenses increased 28.4% from $70,538,012 in 2003 to $90,549,974 in 2004. This increase was primarily due to an increase in cash profit sharing of approximately $10,300,000, as a result of higher operating income, and an increase in pre-tax stock compensation expenses of approximately $3,200,000. The increase was also partially due to higher legal and professional expenses of approximately $2,500,000 and to increased administrative overhead costs totaling approximately $2,200,000, including those related to the acquisitions of MGA and Quik Drive. In addition, in the first quarter of 2004, the Company donated $500,000 to a university in central California to help fund the research and development of innovative construction practices. The tax rate was 38.1% in 2004, down from 38.9% in 2003. The decrease was primarily due to tax credits in an enterprise zone related to the expansion of the Company’s facilities in Stockton, California, and tax credits related to research and development costs.

          In October 2004, the Company’s subsidiary, Simpson Strong-Tie, completed the acquisition of Quik Drive. Quik Drive manufactures collated fasteners and fastener delivery systems which are marketed in the U.S., Canada, Australia and New Zealand. The cost, including post-closing adjustments, of the acquisition was approximately $32.0 million in cash and $5.0 million in stock.

          In January 2005, the Company’s Board of Directors declared a cash dividend of $0.05 per share. The record date for the cash dividend is April 6, 2005, and it will be paid on April 26, 2005.

          In December 2004, the Board of Directors authorized the Company to repurchase up to $50.0 million of the Company’s common stock. This replaces the repurchase authorization from December 2003 of the same amount. The authorization will remain in effect through the end of 2005.

           Investors, analysts and other interested parties are invited to join the Company’s conference call on Wednesday, January 26, 2004, at 6:00 a.m., Pacific Time. To participate, callers may dial 800-362-0571. The call will be webcast simultaneously as well as being available for approximately one month through a link on the Company’s website at www.simpsonmfg.com. (The date of the conference call is January 26, 2005, the above date was an error).

           This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to:  (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and twelve months ended December 31, 2004 and 2003, are as follows:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)

	2004	2003	2004	2003

Net sales	$167,741,760	$133,372,808	$698,053,226	$548,181,933
Cost of sales	103,736,208	81,918,236	417,417,175	329,902,422
Gross profit	64,005,552	51,454,572	280,636,051	218,279,511
Selling expenses	16,262,224	13,382,124	58,869,241	49,668,567
General and administrative expenses	20,052,359	16,618,758	90,549,974	70,538,012
Income from operations	27,690,969	21,453,690	131,216,836	98,072,932
Interest income, net	126,906	321,842	385,272	999,486
Income before taxes	27,817,875	21,775,532	131,602,108	99,072,418
Provision for income taxes	10,257,541	8,477,307	50,093,765	38,510,194
Net income	$17,560,334	$13,298,225	$81,508,343	$60,562,224
Net income per share:
Basic	$0.37	$0.27	$1.70	$1.23
Diluted	0.36	0.27	1.67	1.21
Cash dividend declared per common share	$—	$—	$0.20	$—
Weighted average shares outstanding:
Basic	47,861,700	48,848,886	48,051,819	49,143,516
Diluted	48,785,299	49,786,928	48,918,459	49,990,986
Other data:
Depreciation and amortization	$3,752,093	$3,152,472	$18,444,868	$15,648,390
Pre-tax stock compensation expense	1,392,043	658,842	5,530,838	2,293,261

          On November 18, 2004, the Company completed a 2-for-1 split of its Common Stock. All per share amounts have been adjusted to reflect the effect of the stock split.

          The Company’s financial position as of December 31, 2004 and 2003, is as follows:

	December 31, (Unaudited)

	2004	2003

Cash and short-term investments	$48,309,523	$139,873,752
Trade accounts receivable, net	89,806,749	66,073,296
Inventories	192,879,318	106,202,713
Other current assets	15,845,427	12,114,903
Total current assets	346,841,017	324,264,664
Property, plant and equipment, net	137,434,754	107,226,319
Goodwill	44,906,861	23,655,860
Other noncurrent assets	15,510,357	6,545,547
Total assets	$544,692,989	$461,692,390
Trade accounts payable	$31,586,965	$22,567,291
Notes payable and current portion of long-term debt	579,198	1,113,657
Other current liabilities	45,789,901	31,085,815
Total current liabilities	77,956,064	54,766,763
Long-term debt	2,396,886	5,177,936
Other long-term liabilities	1,414,831	1,443,440
Stockholders’ equity	462,925,208	400,304,251
Total liabilities and stockholders’ equity	$544,692,989	$461,692,390

          Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

          For further information, contact Barclay Simpson at 925-560-9032.

SOURCE  Simpson Manufacturing Co., Inc.
          -0-                                                   01/25/2005
          /CONTACT:  Barclay Simpson of Simpson Manufacturing Co., Inc., +1-925-560-9032/
          /Web site:  http://www.strongtie.com /
          (SSD)